Exhibit 99

FOR IMMEDIATE RELEASE: September 17, 2009

CONTACT:
Kim Bell
Media Relations
Stage Stores, Inc.
713.838.4231
kimbell@stagestores.com

STAGE STORES TO REWARD CUSTOMERS WHO SAVE FOR THE HOLIDAYS
Bealls (TX), Goody’s, Palais Royal, Peebles and Stage stores
Launch Exclusive Christmas Cash Club Program

HOUSTON, TEXAS – Stage Stores, Inc. (NYSE: SSI), announced the launch of their Christmas Cash Club, starting in mid-October.  The promotion rewards customers with $10 for each $100 saved, through November 21.

The Christmas Cash Club gives shoppers flexibility in approaching the gift-giving season, letting them budget by saving more before the shopping crunch begins.  The added incentive is the unlimited $10 rewards in the form of bonus shopping dollars.

“With the upcoming holiday season, customers want the flexibility and assurance that they will be able to give gifts to family and friends, but still stay within their budgets,” says Andrew Hall, President and Chief Executive Officer of Stage Stores.  “Our Christmas Cash Club is designed to help our customers do just that.”

“Our incentive program provides an easy way for our customers to stretch their dollar, by saving now and earning extra dollars to use while shopping for their holiday gifts.”

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About Christmas Cash Club
Customers can purchase and activate a Christmas Cash Club gift card at any Bealls (TX), Goody’s, Palais Royal, Peebles or Stage store.  Additional value can be added to the card at any time, at any of the retailer’s over 750 locations.  For each $100 saved on the card, customers earn a $10 reward.  Bonus shopping dollars rewards will be earned based on the card’s balance as of November 21.  Rewards will be added by November 25, just in time to take advantage of all the great holiday sales!  No fees or expiration dates are associated with the Christmas Cash Club card.

About Stage Stores
Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics, fragrances and footwear for the entire family to small and mid-size towns and communities through more than 750 stores located in 39 states.  The Company operates its stores under the five names of Bealls (TX), Goody’s, Palais Royal, Peebles  and Stage.  For more information about Stage Stores, visit the Company’s web site at www. stagestores.com.

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